Exhibit 99.1

April 27, 2018

SOLITARIO RECEIVES $500,000 FOR ITS NON-PRODUCING YANACOCHA ROYALTY

Denver, Colorado: Solitario Zinc Corp. (“Solitario”) (NYSE American: XPL; TSX: SLR) is pleased to announce that it has sold, through its wholly owned subsidiary Minera Solitario Perú S.A.C., its non-producing Yanacocha royalty to Minera Los Tapados S.A., a wholly owned subsidiary of Newmont (“Newmont”) (NYSE: NEM) for approximately US$501,500 in cash. The Yanacocha royalty covered 43 concessions totaling 36,052 hectares (the “Yanacocha Royalty”). Newmont owns the underlying mineral concessions and intends to terminate the Yanacocha Royalty. None of the concessions covered by the Yanacocha Royalty have any reported reserves or resources.

Solitario received a Term Sheet from a third-party to purchase the Yanacocha Royalty as part of discussions concerning the potential sale of Solitario’s entire portfolio of royalty properties. Newmont had a 30-day Right of First Refusal (“ROFR”) to match any third-party offer to purchase the Yanacocha Royalty from Solitario. Newmont exercised its ROFR rights and the transaction closed on April 26, 2018.

Solitario’s Other Royalty Properties

Solitario also owns three other royalty properties in the Americas (see table below). These include the poly-metallic Pedra Branca platinum-palladium-nickel-chrome project in Brazil. The Pedra Branca project hosts a significant open-pitable resource that is in the feasibility stage of development by Jangada Mines.

Solitario Royalty Properties
Property Name/ Manager	Size-Acres / Properties	Commodity	NSR-Royalty	Resource
Pedra Branca Jangada Mines	127,000 1 property	Platinum-palladium-nickel -cobalt-chrome	1%	Yes-JORC compliant
Montana Private Party	16,500 11 properties	Au, Cu	1.5%	None
Mexico Private Party	3,880 7 properties	Ag-Pb-Zn-Au	1%	None

Chris Herald, President and CEO of Solitario, commented, “Our royalty properties are non-core assets of Solitario. Selling the Yanacocha royalty to Newmont allowed us to monetize this royalty and use the proceeds to advance other ongoing initiatives. These initiatives include the acquisition of quality base and precious metal properties, with an emphasis on zinc.”

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About Solitario

Solitario is an emerging zinc exploration and development company traded on the NYSE American (“XPL”) and on the Toronto Stock Exchange (“SLR”). Solitario holds 50% joint venture interest in the high-grade, open-pitable Lik zinc deposit in Alaska and a 39% joint venture interest (Nexa Resources holds the remaining 61% interest) on the high-grade Florida Canyon zinc project in Peru. Solitario also holds a 7.6% equity interest in Vendetta Mining. Solitario’s Management and Directors hold approximately 9.2% (excluding options) of the Company’s 58.4 million shares outstanding. Solitario’s cash balance and marketable securities stand at approximately US$14.3 million. Additional information about Solitario is available online at www.solitariozinc.com

FOR MORE INFORMATION AT SOLITARIO, CONTACT:

Debbie Mino-Austin Director – Investor Relations (800) 229-6827	Christopher E. Herald President & CEO (303) 534-1030, Ext. 14

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, and as defined in the United States Private Securities Litigation Reform Act of 1995 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Forward-looking statements are statements that are not historical fact. They are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made and address activities, events or developments that Solitario expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Forward-looking statements involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; expectations regarding the receipt of all necessary permits and approvals to implement a mining plan, if any, at Lik or Florida Canyon; the potential for confirming, upgrading and expanding zinc, lead and silver mineralized material; future operating and capital cost estimates may indicate that the stated resources may not be economic; estimates of zinc, lead and silver grades of resources provided are predicted and actual mining grade could be substantially lower; estimates of recovery rates for could be lower than estimated for establishing the cutoff grade; and other statements that are not historical facts could vary significantly from assumptions made in the PEA. Although Solitario management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Solitario’s and its joint venture partners’ exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of zinc, lead and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors, and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; the possibility that environmental laws and regulations will change over time and become even more restrictive; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Solitario’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Solitario’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.